Exhibit 99.1
Company Contact:
Mark Donohue
Sr. Director
Investor Relations and Corporate Communications
(215) 933-3526
www.impaxlabs.com
Impax Laboratories Continues Strong Growth in Revenue, Profit and
Earnings in the Second Quarter 2010
Second-Quarter Highlights (versus the prior year period)
•	Total revenue increased $94.7 million (up 162%) to $153.1 million

•	Total gross profit increased $53.1 million (up 170%) to $84.2 million

•	Income from operations increased $45.3 million to $49.3 million

•	Net income increased $28.3 million to $31.3 million

•	Earnings per diluted share increased $0.43 to $0.48
HAYWARD, Calif. (August 3, 2010) — Impax Laboratories, Inc. (NASDAQ: IPXL) today reported strong growth in the second quarter of 2010 due to an increase in sales from its Global Product sales channel. Total revenue increased $94.7 million to $153.1 million driven by continued strong sales of generic Adderall XR® and generic Flomax® for which there were no amounts in the second quarter of 2009, as well as increased sales of the Company’s fenofibrate products. Net income increased to $31.3 million, or $0.48 per diluted share, compared to $3.0 million, or $0.05 per diluted share in the prior year period.
Larry Hsu, Ph.D., president and chief executive officer of Impax Laboratories, said: “Once again our strategic focus drove results that far exceeded the prior year. We benefited from the remaining weeks of exclusive sales of generic Flomax® before competitors entered the market in late April. This short-term exclusivity period was significant, accounting for almost $204 million in sales and $190 million in gross profit since our March 2010 launch of the product. We also continued to see strong demand for our generic Adderall XR® product; however, sales concentrated in a few large accounts where pull-through was slow and on-going supply issues with our supplier constrained our ability to expand our market share. We have improved the management of our inventories and we recently began to see an improvement in the supply of generic Adderall XR®. We will aggressively work to fill customer demand.”
Dr. Hsu continued, “Our strong financial performance for the first half of 2010 has already exceeded full year 2009 results. This exceptional performance has placed us in a stronger financial position than at anytime in our history. With a very healthy balance sheet consisting of more than $328 million in cash and short-term investments and no debt, we have significant resources to re-invest in our vital strategic initiatives. We continue to aggressively pursue generic and brand opportunities to acquire products, technologies or companies with compelling business strategies to drive near and long term growth.”

Second Quarter 2010 Segment Information
The Company has two reportable segments, the Global Pharmaceuticals Division (generic products) and the Impax Pharmaceuticals Division (brand products) and does not allocate general corporate services to either segment.
Global Pharmaceuticals Division Information

	Three Months Ended June 30		Six Months Ended June 30,
	2010	2009	2010	2009
(amounts in thousands)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues:
Global Product sales, net	$137,638	$37,387	$446,743	$76,508
Private Label	339	2,220	1,011	3,517
RX Partner	5,802	11,119	10,705	21,855
OTC Partner	2,309	1,628	4,074	3,486
Research Partner	3,384	2,833	6,769	5,444
Other	—	5	—	11

Total Revenues	149,472	55,192	469,302	110,821

Cost of revenues	65,599	24,007	142,031	47,240

Gross profit	83,873	31,185	327,271	63,581

Operating expenses:
Research and development	10,929	9,578	20,364	19,853
Patent litigation	1,769	1,394	3,753	2,411
Selling, general and administrative	3,113	2,473	6,448	5,066

Total operating expenses	15,811	13,445	30,565	27,330

Income from operations	$68,062	$17,740	$296,706	$36,251

Second Quarter 2010
Global Pharmaceuticals Division revenues in the second quarter of 2010 increased $94.3 million to $149.5 million, driven by a significant increase in Global Product sales, net, as discussed below.
During the second quarter of 2010, Global Product sales, net, increased $100.3 million to $137.6 million over the same period in 2009 primarily due to strong sales of generic Adderall XR®, generic Flomax® and, to a lesser extent, increased sales of the Company’s fenofibrate products. On March 2, 2010, the Company successfully launched generic Flomax® which contributed $27.4 million to second quarter 2010 sales ($203.7 million of sales for the six months ended June 30, 2010). The Company was the only supplier of generic Flomax® for the succeeding eight weeks ending April 27, 2010, after which competitors entered the market, resulting in price erosion and reduction in the Company’s market share. Partially offsetting these gains was a $5.3 million decline in Rx Partner revenue and a $1.9 million decline in Private Label revenue. The decline in Rx Partner revenue is primarily attributable to reduced sales of generic Wellbutrin® products as competition continues to erode the Company’s market share, while Private Label products sales declined due to lower demand for the Company’s generic loratadine/PSE products.

Gross profit for the second quarter of 2010 increased $52.7 million to $83.9 million primarily due to sales of generic Adderall XR®, generic Flomax® which contributed $22.4 million to second quarter 2010 profits (total gross profit for the six months ended June 30, 2010 was $190.3 million) and an increase in fenofibrate sales. Gross profit margin of 56% for the second quarter 2010 declined from the 57% margin for the prior year period due to the slightly higher concentration of lower-margin products.
Research and development expenses for the second quarter of 2010 increased $1.4 million to $10.9 million, compared to the prior year primarily due to higher spending on clinical studies and outside development costs.
Selling, general and administrative expenses for the second quarter of 2010 increased $0.6 million to $3.1 million due to increased customer freight and higher marketing expenses, both related to higher sales levels as noted above.
Global Pharmaceuticals Division income from operations in the second quarter 2010 increased $50.3 million to $68.1 million, compared to $17.7 million in the prior year, due to the increase in sales as noted above.
Impax Pharmaceuticals Division Information

	Three Months Ended June 30		Six Months Ended June 30,
	2010	2009	2010	2009
(amounts in thousands)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues:
Promotional Partner	$3,500	$3,224	$7,003	$6,508
Research Partner	110	—	110	—

Total revenues	3,610	3,224	7,113	6,508

Cost of revenues	3,293	3,277	6,437	6,294

Gross profit	317	(53)	676	214

Operating expenses:
Research and development	10,755	6,134	19,629	11,649
Selling, general and administrative	738	727	1,547	1,767

Total operating expenses	11,493	6,861	21,176	13,416

Loss from operations	$(11,176)	$(6,914)	$(20,500)	$(13,202)

Second Quarter 2010
Promotional Partner revenues in the second quarter of 2010 were $3.5 million, a slight increase over the prior year as the Company continues to meet its physician detailing objectives.
The Company is currently investing in research and development to develop brand products which provide longer product life cycles and the potential for significantly higher profit margins than generic products. In the second quarter of 2010, research and development increased $4.6 million to $10.8 million, primarily due to planned increased spending on clinical studies for the Company’s leading drug candidate for Parkinson’s disease.
The Company’s planned increase in investment in research and development during the second quarter of 2010 contributed to an Impax Pharmaceuticals Division loss from operations of $11.2 million compared to a loss from operations of $6.9 million in the second quarter of 2009.

Corporate and Other Information

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
(amounts in thousands)	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Litigation settlement	$—	$619	$—	$855
General and administrative	7,592	6,220	15,934	14,072

Total operating expenses	7,592	6,839	15,934	14,927

Loss from operations	$(7,592)	$(6,839)	$(15,934)	$(14,927)

Total corporate operating expenses for the second quarter of 2010 increased $0.8 million to $7.6 million, due to higher general and administrative expenses attributable to increased compensation and higher insurance costs related to increasing levels of business activity.
Cash and Short-term Investments
Cash and short-term investments were $328.1 million as of June 30, 2010, as compared to $90.4 million as of December 31, 2009. The change in cash and short-term investments from year-end 2009 is due to strong product sales as noted above.
2010 Financial Outlook
The Company previously updated its full year 2010 forecast on May 4, 2010. The Company provides this further update to its full year 2010 forecast.
•	Cash flows from operating activities, before changes in working capital, less capital expenditures (Free Cash Flow), planned to be positive.

•	Updated May 2010 — gross margins as a percent of total revenues to approximate 50% for the balance of the year.

•	Updated August 2010 — Total research and development expenses across the generic and brand divisions to approximate $83 million with generic R&D to approximate $41 million and brand R&D to approximate $42 million (an increase of approximately $6 million due to higher costs of clinical studies for the Company’s leading drug candidate for Parkinson’s disease).

•	Patent litigation expenses of approximately $11 million.

•	Selling, general and administrative expenses of approximately $50 million.

•	Updated May 2010 — estimated consolidated effective tax rate of approximately 40% (without renewal in 2010 of the federal R&D tax credit).

•	Capital expenditures expected to be approximately $20 million.
Conference Call Information
The Company will host a conference call today at 11:00 a.m. EDT to discuss its results. The number to call from within the United States is (877) 356-3814 and (706) 758-0033 internationally. The call can also be accessed via a live Webcast through the Investor Relations section of the Company’s Web site, www.impaxlabs.com. A replay of the conference call will be available shortly after the call for a period of seven days. To access the replay, dial (800) 642-1687 (in the U.S.) and (706) 645-9291 (international callers). The access conference code is 87118465.

About Impax Laboratories, Inc.
Impax Laboratories, Inc. is a technology based specialty pharmaceutical company applying its formulation expertise and drug delivery technology to the development of controlled-release and specialty generics in addition to the development of branded products. Impax markets its generic products through its Global Pharmaceuticals Division and markets third-party branded products through the Impax Pharmaceuticals Division. Additionally, where strategically appropriate, Impax has developed marketing partnerships to fully leverage its technology platform. Impax Laboratories is headquartered in Hayward, California, and has a full range of capabilities in its Hayward, Philadelphia and Taiwan facilities. For more information, please visit the Company’s Web site at: www.impaxlabs.com.
“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995:
To the extent any statements made in this news release contain information that is not historical, these statements are forward-looking in nature and express the beliefs and expectations of management. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the effect of current economic conditions on the Company’s industry, business, financial position, results of operations and market value of its common stock, the ability to maintain an effective system of internal control over financial reporting, fluctuations in revenues and operating income, reductions or loss of business with any significant customer, the impact of competitive pricing and products and regulatory actions on the Company’s products, the ability to sustain profitability and positive cash flows, the ability to maintain sufficient capital to fund operations, any delays or unanticipated expenses in connection with the operation of the Taiwan facility, the ability to successfully develop and commercialize pharmaceutical products, the uncertainty of patent litigation, consumer acceptance and demand for new pharmaceutical products, the difficulty of predicting Food and Drug Administration filings and approvals, the inexperience of the Company in conducting clinical trials and submitting new drug applications, reliance on key alliance and collaboration agreements, the availability of raw materials, the ability to comply with legal and regulatory requirements governing the healthcare industry, the regulatory environment, exposure to product liability claims and other risks described in the Company’s periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as to the date on which they are made, and Impax undertakes no obligation to update publicly or revise any forward-looking statement, regardless of whether new information becomes available, future developments occur or otherwise.
(tables to follow)

Impax Laboratories, Inc.
Consolidated Statements of Operations
(amounts in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues:
Global Pharmaceuticals Division	$149,472	$55,192	$469,302	$110,821
Impax Pharmaceuticals Division	3,610	3,224	7,113	6,508

Total Revenues	153,082	58,416	476,415	117,329

Cost of revenues	68,892	27,284	148,468	53,534

Gross profit	84,190	31,132	327,947	63,795

Operating expenses:
Research and development	21,684	15,712	39,993	31,502
Patent litigation	1,769	1,394	3,753	2,411
Litigation settlement	—	619	—	855
Selling, general and administrative	11,443	9,420	23,929	20,905

Total operating expenses	34,896	27,145	67,675	55,673

Income from operations	49,294	3,987	260,272	8,122

Other (expense) income, net	(25)	3	(42)	58
Interest income	192	307	274	456
Interest expense	(23)	(256)	(70)	(550)

Income before income taxes	49,438	4,041	260,434	8,086
Provision for income taxes	18,130	1,043	97,613	2,879

Net income before noncontrolling interest	31,308	2,998	162,821	5,207
Add back loss attributable to noncontrolling interest	40	15	12	25

Net Income	$31,348	$3,013	$162,833	$5,232

Net Income per share:
Basic	$0.51	$0.05	$2.65	$0.09

Diluted	$0.48	$0.05	$2.51	$0.09

Weighted average common shares outstanding:
Basic	61,876,599	60,112,308	61,444,707	59,912,829
Diluted	65,538,805	60,552,344	64,887,770	60,384,179

Impax Laboratories, Inc.
Condensed Consolidated Balance Sheets
(amounts in thousands)

	June 30,	December 31,
	2010	2009
	(unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$177,444	$31,770
Short-term investments	150,666	58,599
Accounts receivable, net	136,015	185,854
Inventory, net	42,576	49,130
Current portion of deferred product manufacturing costs-alliance agreements	10,647	11,624
Current portion of deferred income taxes	35,047	32,286
Prepaid expenses and other current assets	2,380	4,748

Total current assets	554,775	374,011

Property, plant and equipment, net	103,021	101,650
Deferred product manufacturing costs-alliance agreements	96,962	96,619
Deferred income taxes, net	43,086	48,544
Other assets	22,704	12,358
Goodwill	27,574	27,574

Total assets	$848,122	$660,756

LIABILITIES AND STOCKHOLDERS EQUITY
Current liabilities:
Accounts payable	$20,291	$23,295
Accrued expenses	73,144	62,055
Accrued income taxes payable	47,054	31,627
Accrued profit sharing and royalty expenses	30,671	53,695
Current portion of deferred revenue-alliance agreements	33,477	33,196

Total current liabilities	204,637	203,868

Deferred revenue-alliance agreements	224,347	224,522
Other liabilities	12,034	10,139

Total liabilities	$441,018	$438,529

Total stockholders equity	407,104	222,227

Total liabilities and stockholders equity	$848,122	$660,756

Impax Laboratories, Inc.
Condensed Consolidated Statement of Cash Flows
(amounts in thousands)

	Six Months Ended June 30,
	2010	2009
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net income	$162,833	$5,232
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	6,068	5,192
Amortization of 3.5% Debentures discount and deferred financing costs	—	301
Amortization of Credit Agreement deferred financing costs	25	25
Bad debt expense	153	45
Deferred income taxes (benefit)	7,026	(6,972)
Provision for uncertain tax positions	24	463
Tax benefit related to the exercise of employee stock options	(4,329)	—
Deferred revenue-Alliance Agreements	21,764	33,891
Deferred product manufacturing costs-Alliance Agreements	(8,791)	(15,957)
Deferred revenue recognized-Alliance Agreements	(21,658)	(30,785)
Amortization deferred product manufacturing costs-Alliance Agreements	9,425	13,884
Accrued profit sharing and royalty expense	71,902	424
Profit sharing and royalty payments	(94,925)	(277)
Payments on exclusivity period fee	—	(6,000)
Payments on accrued litigation settlements	(5,865)	(4,556)
Share-based compensation expense	5,234	3,193
Accretion of interest income on short-term investments	(168)	(277)
Changes in assets and liabilities:
Accounts receivable	49,686	(10,269)
Inventory	6,554	(703)
Prepaid expenses and other assets	(7,852)	1,899
Accounts payable,accrued expenses and income taxes payable	29,151	7,751
Other liabilities	1,859	1,437

Net cash provided by (used in) operating activities	$228,116	$(2,059)

Cash flows from investing activities:
Purchase of short-term investments	(195,450)	(41,772)
Maturities of short-term investments	103,551	31,687
Purchases of property, plant and equipment	(7,690)	(5,367)

Net cash used in investing activities	$(99,589)	$(15,452)

Cash flows from financing activities:
Repayment of long-term debt	—	(12,823)
Tax benefit related to the exercise of employee stock options	4,329	—
Proceeds from exercise of stock options and the ESPP	12,818	3,257

Net cash provided by (used in) financing activities	$17,147	$(9,566)

Net increase (decrease) in cash and cash equivalents	$145,674	$(27,077)
Cash and cash equivalents, beginning of period	$31,770	$69,275
Cash and cash equivalents, end of period	$177,444	$42,198